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                                                                      EXHIBIT 23

                                 FAROUDJA, INC.
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Faroudja, Inc. of our report dated January 29, 1998 included in the 1997 Annual Report to Stockholders of Faroudja, Inc.

Our audits also included the financial statement schedule of Faroudja, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               Ernst & Young LLP

March 27, 1998
Palo Alto, California